Exhibit 99.1

FINISH LINE REPORTS THIRD QUARTER RESULTS

INDIANAPOLIS – January 6, 2009— The Finish Line, Inc. (the “Company”) (NASDAQ:FINL) announced results for the third quarter ended November 29, 2008.

THIRD QUARTER RESULTS:

For the thirteen weeks ended November 29, 2008 (“third quarter” or “Q3”), consolidated net sales decreased 4.4% to $256.9 million compared to $268.7 million for the thirteen weeks ended December 1, 2007 (“Q3 LY”).  Consolidated comparable store net sales decreased 3.6% for Q3 compared to the same period a year ago.  By concept, Finish Line comparable store net sales decreased 3.3% and Man Alive comparable store net sales decreased 6.8%.

For the third quarter, the Company reported a loss from continuing operations of $8.8 million, or $0.16 per diluted share, compared to a loss from continuing operations of $13.8 million, or $0.29 per diluted share, for Q3 LY. For Q3 LY, the non-GAAP loss from continuing operations per diluted share was $0.17.  The non-GAAP loss from continuing operations excludes $0.12 per diluted share for expenses incurred in connection with the terminated merger with Genesco Inc. A reconciliation of loss from continuing operations per diluted share on a GAAP basis to loss from continuing operations per diluted share excluding these expenses, a non-GAAP financial measure, is found in the table at the end of the release. Diluted weighted average shares outstanding were 53.9 million for Q3, a 14.2% increase versus 47.2 million for Q3 LY, which reflects the 6.5 million shares issued March 7, 2008 in connection with the previously announced settlement related to the terminated merger.

 Merchandise inventories on a consolidated basis were $293.2 million at November 29, 2008 compared to $338.7 million at December 1, 2007.  Consolidated merchandise inventories at November 29, 2008 decreased 12% per square foot compared to December 1, 2007.  By concept, Finish Line inventories decreased 12% and Man Alive inventories decreased 5% compared to one year ago.

Glenn S. Lyon, Chief Executive Officer of the Company, stated, “During the third quarter, we continued making progress on our strategic plan of controlling expenses, managing our inventory investments, and maintaining our position as the premium athletic specialty store. Additionally, in today’s volatile and unprecedented retail marketplace, having a strong balance sheet is critical to success.  Finish Line has no interest bearing debt and $55 million in cash and short-term investments, which gives us confidence that we can continue to succeed even during the toughest of economic times.  Given these economic conditions, I am pleased that we have increased the non-GAAP earnings from continuing operations per diluted share for the year by $0.17 over last year through three quarters.”

YEAR-TO-DATE RESULTS:

Net sales increased 0.4% to $898.1 million for the thirty-nine weeks ended November 29, 2008 (“YTD”) compared to $894.4 million for the thirty-nine weeks ended December 1, 2007 (“YTD LY”).  Consolidated comparable store net sales increased 1.1% YTD compared to the same period last year. By concept, Finish Line comparable store net sales increased 1.4% YTD and Man Alive comparable store net sales decreased 4.2% YTD.

  The Company reported income from continuing operations of $5.2 million, or $0.10 per diluted share YTD versus a loss from continuing operations of $9.5 million, or $0.20 per diluted share YTD LY.   For YTD LY, the non-GAAP loss from continuing operations per diluted share was $0.07. The non-GAAP loss from continuing operations excludes $0.13 per diluted share for expenses incurred in connection with the terminated merger.  A reconciliation of loss from continuing operations per diluted share on a GAAP basis to loss from continuing operations per diluted share excluding these expenses, a non-GAAP financial measure, is found in the table at the end of the release. Diluted weighted average shares outstanding were 54.5 million YTD, a 15.5% increase versus 47.2 million YTD LY, which reflects the 6.5 million shares issued March 7, 2008 in connection with the previously announced settlement.

CONFERENCE CALL:

As previously announced, the Company is hosting a live conference call at 8:30 am (ET) on Wednesday, January 7th.  Interested parties may participate in the call by calling 1-660-422-4970 (conference leader is Steve Schneider and conference ID# is 77831178). Those interested in listening to the call on the web can do so at www.finishline.com.

The Company will make available a replay of the live conference call by calling 1-706-645-9291 (Conference ID# 77831178). This replay will be available commencing at approximately 9:45 am (ET) on Wednesday, January 7th and will remain available through January 9th.  In addition, the replay will be available on the web at www.finishline.com.

The Company has experienced, and expects to continue to experience, significant variability in net sales and net income (loss) from quarter to quarter.  Therefore, the results of the periods presented herein are not necessarily indicative of the results to be expected for any other future period or year.

Certain statements contained in this press release regard matters that are not historical facts are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preferences; the Company’s inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including internet and direct manufacturer sales); the unavailability of products; the inability to locate and obtain favorable lease terms for the Company’s stores; the loss of key employees; fluctuations in oil prices causing changes in gasoline and energy prices, resulting in changes in consumer spending and utility and product costs; the effect of economic conditions including conditions resulting from the current turmoil in the financial services industry and depressed demand in the housing market; management of growth, and the other risks detailed in the Company’s Securities and Exchange Commission filings.  The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Finish Line, Inc. is one of the largest mall-based specialty retailers operating under the Finish Line and Man Alive brand names.  The Finish Line, Inc. is publicly traded on the NASDAQ Global Select Market under the symbol FINL. The Company currently operates 698 Finish Line stores in 47 states and online and 93 Man Alive stores in 19 states and online.  To learn more about these brands, visit www.finishline.com and www.manalive.com.

The Finish Line, Inc.
Consolidated Statements of Operations (Unaudited)
(In thousands, except per share and store data)

	Thirteen Weeks Ended November 29, 2008	Thirteen Weeks Ended December 1, 2007	Thirty-Nine Weeks Ended November 29, 2008	Thirty-Nine Weeks Ended December 1, 2007

Net sales	$256,864	$268,699	$898,115	$894,409
Cost of sales (including occupancy costs)	190,280	198,803	637,692	646,163
Gross profit	66,584	69,896	260,423	248,246

Selling, general and administrative expenses	81,060	83,261	251,709	253,372
Terminated merger-related costs	23	9,658	106	9,883
Operating (loss) income	(14,499)	(23,023)	8,608	(15,009)

Interest income, net	194	223	693	923
(Loss) income from continuing operations before income taxes	(14,305)	(22,800)	9,301	(14,086)

Income tax (benefit) expense	(5,462)	(9,035)	4,059	(4,626)
(Loss) income from continuing operations	(8,843)	(13,765)	5,242	(9,460)

Loss from discontinued operations, net of income tax benefit	-	(2,189)	(123)	(12,163)
Net (loss) income	$(8,843)	$(15,954)	$5,119	$(21,623)

(Loss) income per diluted share:
(Loss) income from continuing operations	$(0.16)	$(0.29)	$0.10	$(0.20)
Loss from discontinued operations	-	(0.05)	-	(0.26)
Net (loss) income	$(0.16)	$(0.34)	$0.10	$(0.46)

Diluted weighted average shares outstanding	53,935	47,211	54,477	47,178

Dividends declared per share	$0.030	$-	$0.060	$0.025

Number of stores open at end of period:
Finish Line			699	701
Man Alive			93	96
Total			792	797

Condensed Consolidated Balance Sheet

	November 29, 2008	December 1, 2007	March 1, 2008
	(Unaudited)	(Unaudited)
ASSETS
Cash and short-term investments	$55,148	$14,065	$72,901
Merchandise inventories, net	293,244	338,732	268,333
Other current assets	39,655	29,432	40,573
Property and equipment, net	201,005	229,726	217,834
Other assets	44,593	36,795	43,406
Total assets	$633,645	$648,750	$643,047
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	$137,227	$145,982	$99,931
Terminated merger-related liabilities	206	-	47,129
Deferred credits from landlords	54,441	62,686	59,642
Other long-term liabilities	15,042	8,370	15,479
Shareholders' equity	426,729	431,712	420,866
Total liabilities and shareholders' equity	$633,645	$648,750	$643,047

The Finish Line, Inc.
SEC REGULATION G

RECONCILIATION OF (LOSS) INCOME FROM CONTINUING OPERATIONS PER DILUTED SHARE ON A GAAP BASIS TO (LOSS) INCOME FROM CONTINUING OPERATIONS PER DILUTED SHARE ON A NON-GAAP BASIS

	Thirteen Weeks Ended November 29, 2008	Thirteen Weeks Ended December 1, 2007	Thirty-Nine Weeks Ended November 29, 2008	Thirty-Nine Weeks Ended December 1, 2007

(Loss) income from continuing operations per diluted share on a GAAP Basis	$(0.16)	$(0.29)	$0.10	$(0.20)
Subtract: terminated merger-related costs	-	0.12	-	0.13
(Loss) income from continuing operations per diluted share on a non-GAAP basis (a)	$(0.16)	$(0.17)	$0.10	$(0.07)

(a)
(Loss) income from continuing operations per diluted share excluding the amount noted above is a non-GAAP financial measure.  The Company believes this is an important metric as it represents our (loss) income from continuing operations per diluted share without the impact of terminated merger-related costs.

CONTACTS:

Investor Relations Contact:
Steven J. Schneider (317) 899-1022 ext. 6528
President, Chief Operating Officer & Interim CFO

Media Requests Contact:
Elise Hasbrook, (317) 899-1022 ext. 6827
Corporate Communications Manager